CODE OF ETHICS
NORTHWESTERN MUTUAL INVESTMENT SERVICES, LLC
AND NORTHWESTERN MUTUAL WEALTH MANAGEMENT COMPANY
(As of September 1, 2022)

I.INTRODUCTION

All Supervised Persons (as hereinafter defined) of Northwestern Mutual Investment Services, LLC (NMIS), an investment adviser registered with the Securities and Exchange Commission (SEC), and Northwestern Mutual Wealth Management Company (NMWMC), a limited purpose federal savings bank regulated by the Office of the Comptroller of the Currency (OCC), are expected to act with integrity in their personal and professional representation of their respective company(ies) and shall comply with all applicable laws, rules, and regulations in all matters related to the business activities of NMIS and/or NMWMC.

When providing investment advisory services, NMIS and NMWMC (hereinafter referenced as the “Adviser”) have a fiduciary relationship with advisory clients (each such NMIS or NMWMC client is defined as a “Client” in the singular and as “Clients,” collectively). As a fiduciary, the Adviser has an absolute duty of undivided loyalty, fairness and good faith toward Clients. Accordingly, the Adviser must act solely in the best interests of the Client and make full and fair disclosure of all material facts, particularly where the Adviser’s interests may conflict with the Client’s.

This Code of Ethics (Code) establishes standards of business conduct for individuals considered Supervised Persons. The provisions of the Code are meant to complement the terms of other policies, procedures and guidelines, namely The Northwestern Mutual Life Insurance Company’s Guidelines for Business Conduct (for Home Office Supervised Persons) and the Field Compliance and Supervision Manuals (for Field Supervised Persons). Nothing herein should be interpreted to be in derogation of these materials. Where any conflict may arise between the provisions of the Code and the above compliance manuals, the applicable Chief Compliance Officer shall determine an appropriate resolution.

The Adviser shall ensure that its Supervised Persons are informed of and adhere to the Code and shall implement and enforce the Code provisions by developing policies and procedures that are reasonably designed to prevent, detect, and correct Code violations. The Adviser shall provide each of its Supervised Persons a copy of the Code and any amendments thereto, and obtain from each such person an annual certification that he or she has read, understood, and agreed to comply with the terms of the Code.

Strict compliance with the Code’s provisions is considered a basic condition of being associated with the Advisers. Each Supervised Person is required to report to the applicable Chief Compliance Officer any violations of the Code.

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Any breach of a Supervised Person’s reporting or other obligations under the Code may constitute grounds for disciplinary action, which may include warnings, fines, disgorgements, suspensions, demotions, and termination of a Supervised Person’s employment or other association with the Advisers. In addition to these sanctions, a breach may result in referral to civil or criminal authorities.

Questions concerning the Code and requests for information on other policies and procedures should be directed to the applicable Chief Compliance Officer at the following address:

Chief Compliance Officer
Northwestern Mutual Investment Services and Northwestern Mutual Wealth Management Company 720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

II.GUIDING PRINCIPLES

The following principles should guide the conduct of all Supervised Persons of the Adviser:

•The duty of undivided loyalty, fairness, and good faith toward Clients.
•The obligation to refrain from taking any action or seeking any benefit which would, or which would appear to, prejudice the rights of a Client or conflict with his or her best interests.
•The principle that information concerning investment recommendations to Clients, the identity of Client security holdings, trading information, and financial and other personal information of a Client is nonpublic and confidential and shall be safeguarded.
•The responsibility to conduct all personal securities transactions in a manner that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility.
•The responsibility not to facilitate transactions in a company’s securities while in possession of material, nonpublic information about the company.
•The duty to make fair, accurate, and complete disclosure in reports and documents sent to Clients.
•The responsibility to foster, by words and actions, a culture that encourages openness, integrity, honesty, trust, and a respect for law and compliance with applicable rules and regulations.

III.DEFINITIONS

“Access Person” means:
Any of the Adviser’s Supervised Persons:

(a)Who in the normal course of business has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

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(b)Who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. Access Persons include but are not limited to the following:

•Financial Advisors of NMWMC
•Associate Financial Advisors of NMWMC
•Designated staff of the Financial Advisors associated with NMWMC
•Designated home office employees of the Adviser

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan, investments by payroll deduction and pre-set systematic rebalancing, exchanges, purchases and withdrawals, but does not include transactions that override any such program or non-systematic transactions.

“Beneficial Ownership” shall have the same meaning as under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, in determining whether a person is subject to the provisions of Section 16 of that Act, except that the determination of direct or indirect Beneficial Ownership shall apply to all Reportable Securities which a Supervised Person has or acquires.

A person has Beneficial Ownership if he or she, directly or indirectly, through any contract, arrangement, understanding, or relationship has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction or security. Beneficial Ownership includes accounts of a spouse, minor children who reside in an Access Person’s home and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments the Access Person directs or controls, whether the person lives with the Access Person or not.
Examples include:

•Securities held by members of an individual’s Immediate Family, as defined below, including spouse.
•Securities held in a person’s own name.
•Securities held with another person in joint tenancy, as tenants in common, or in other joint ownership arrangements.
•Interests in securities held in trust, which are either beneficial interests or interests representing investment control.
•Exercise, conversion, or dividend rights.
•A general partner’s proportionate interest in portfolio securities held by a general or limited partnership.

An individual shall not be deemed to have Beneficial Ownership in portfolio securities held by a corporation or similar entity in which he or she owns securities if he or she is not a controlling shareholder and he or she does not have or share in investment control over the portfolio. For example, Beneficial Ownership would not exist with respect to an individual who is a trustee of a trust, but neither has investment discretion nor is a grantor or trust beneficiary.

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“Client” means any person for whom the Adviser provides investment advisory services.

“Control” shall have the same meaning as that set forth in section 2(a)(9) of the 1940 Investment Company Act.

“Immediate Family” generally means any relative by blood or marriage, any domestic partner, or any minor child living in the individual’s household, and, whether or not living in the individual’s household, any other relative with respect to whose investments the individual has influence or control.

“Initial Public Offering (IPO)” – An IPO is a company's first sale of stock to the public or convertible debt. Companies making an IPO are seeking outside equity capital and a public market for their stock.
“Investment Control” means that an Access Person (1) makes or participates in making decisions regarding the purchase or sale of securities by or on behalf of any Client or (2) any transactions in an account in which an Access Person has beneficial ownership. Excluded from this definition is a Financial Advisor’s discretionary authority to rebalance within the Signature Choice program and limited discretion to purchase or sell mutual funds or ETFs.

“Reportable Fund” means any registered investment company under the 1940 Investment Company Act (other than a money market fund) for which the Adviser or an affiliated party serves as investment adviser or whose investment adviser or principal underwriter controls, is controlled by or is under common control with the Adviser or an affiliated entity. “Reportable Funds” are considered “Reportable Securities” for NMIS Access Persons only.

“Reportable Securities” means any security defined in Section 202(a) (18) of the Advisers Act and includes any common stock, preferred stock, closed end investment company, debt securities, futures contracts and options on futures contracts relating to any stock, bond or index. However, the term does not include the following:

•Direct obligations of the U.S. Government;
•Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements;
•Shares issued by money market funds;
•Shares issued by open-end mutual funds; and
•Shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are reportable funds

As stated above, “Reportable Funds” are considered “Reportable Securities” for NMIS only.

“Supervised Person” means any partner, officer, director (or other person occupying similar status or performing similar functions), or employee of the Adviser with designated responsibilities related to advisory services and Clients (“Home Office Supervised Persons”), Managing Partners, CSO, DoS, ADoS, all financial advisors, and all other persons with

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designated responsibilities related to advisory services and Clients (“Field Supervised Persons”). All Access Persons are considered to be Supervised Persons.

IV.STANDARDS OF BUSINESS CONDUCT

A.Compliance with Laws and Regulations

It is the policy of the Adviser that all of its Supervised Persons comply with their respective regulatory body’s regulations as well as all applicable state and federal laws.

B.Fiduciary Duties

As investment advisers, NMIS and NMWMC have a fiduciary relationship with each of their Clients. Each Adviser has an absolute duty of undivided loyalty, fairness, and good faith toward the Client and a corresponding obligation to refrain from taking any action or seeking any benefit which would, or which would appear to, prejudice the rights of any Client or conflict with his or her best interests. It is the responsibility of all Supervised Persons to place the interests of Clients ahead of their own interests or the interests of others, and to be familiar with and follow all policies and procedures.

C.Conflicts of Interest

Supervised Persons should avoid affiliations and activities which would conflict with their fiduciary duties to Clients, impair the independence of investment advice provided to Clients, or adversely affect judgments made with respect to business activities.

In furtherance of this principle, no Supervised Person may use his or her position for personal benefit. In addition, Supervised Persons are prohibited from providing special services or benefits for others, or for themselves or co-workers, if such services or benefits are not fully consistent with the best interests of Clients.

Personal Conflicts of Interest

1.Positions and Affiliations with Public and Private Companies: A Supervised Person should avoid taking a position with another company (e.g., director, officer, partner, trustee, employee, consultant, or independent contractor) which would interfere with their responsibilities to, or the business activities of the Adviser, or impair the independence of investment advice provided to Clients. Depending on the circumstances, a Supervised Person may be prohibited from taking or maintaining a position with a public or private company if the Adviser determines that an unacceptable conflict of interest exists.

2.Positions with Non-Profit Organizations: Although Supervised Persons are encouraged to become involved in civic affairs, they should not allow such activities to interfere with their responsibilities to, or adversely affect the business of the Adviser, nor impair the independence of investment advice provided to Clients. Depending on the circumstances,

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a Supervised Person may be prohibited from taking or maintaining a position if that role involves service on an investment committee, service as a treasurer, in any way involves securities, or cases where the individual holds signatory power over any organization’s account.

3.Relationships with Organizations Involved in the Issuance or Sale of Securities: Supervised Persons of are prohibited from investing in, owning, operating, working for or entering into any relationship, either directly or indirectly with, corporations, partnerships, or other entities that are engaged in business as a broker, a dealer, an underwriter and/or an investment adviser unless expressly approved in writing by the Field Engagement division of the Enterprise Compliance department. This prohibition is meant to apply to organizations unaffiliated with Northwestern Mutual. The foregoing limitations do not prohibit the purchase of publicly traded securities of such organizations.

4.Fiduciary Appointments and Beneficiary Roles: No Supervised Person may act as power of attorney, trustee, or be appointed beneficiary for or on behalf of a Client without the written pre-approval of the Field Engagement division. Supervised Persons are required to disclose appointment as beneficiary as soon as becoming aware. A Supervised Person acting in non-compensated power of attorney or trustee role or being appointed beneficiary for immediate family (as defined by FINRA 3241) is not disclosable.

5.Vendor Relationships: If a Supervised Person is going to be involved in the selection of a vendor to supply goods or services to the Adviser or, any of its Clients, he or she must first disclose in writing to the Chief Compliance Officer the existence of any ongoing personal or family relationship with the vendor or any principal of the vendor. The receipt of cash or non-cash compensation of any kind for being involved in the selection of a vendor, other than compensation received in connection with one’s association or employment by the Adviser, is strictly prohibited.

Client-Related Conflicts of Interest

6.Conflicts Among Client Interests: Conflicts may arise where the Adviser or its Supervised Persons have reason to favor the interests of one Client over another Client. Such favoritism is prohibited. Supervised Persons must comply with applicable law, including the duty to properly disclose possible conflicts of interest.

7.Conflicts Related to Outside Business Activities and Personal Passive Investments: Conflicts may arise where a Financial Advisor is involved in an outside business activity or has a personal passive investment and a Client of the Financial Advisor is a participant or investor in the same business. Such investments are reviewed on a case-by-case basis.

8.Competing with Client Trades; Transactions with Clients Prohibited: All Supervised Persons are prohibited from using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions. Supervised Persons are also prohibited from knowingly selling to, or

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purchasing from a Client of the Adviser any security or other property, except securities issued by a Client that is a public company.

9.Personal Material Interests Conflicts Prohibited: Supervised Persons are prohibited from recommending, implementing or communicating any investment decision or advice for a Client if the Supervised Person has a personal, material interest in the issuer of the investment products or securities recommended to the Client, which conflicts with the Adviser’s fiduciary duties owed to the Client.

D.Insider Trading

The Adviser is subject to laws and regulations prohibiting fraud generally, and specifically prohibiting the trading on, or communication of, material non-public information about public companies and their securities, including mutual funds and variable annuity and variable insurance products. Inside information is information that is not known to the general, investing public. The term “material, non-public information” is interpreted broadly to cover not only securities issuers, but also the individual adviser’s securities recommendations and its Clients’ securities holdings. The potential penalties for violating insider trading laws are severe and include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences. Supervised Persons are prohibited from trading in securities of public companies, either personally or on behalf of others, while in possession of material, non-public information.
Supervised Persons are also prohibited from communicating material non-public information to others, which constitutes a violation of federal securities law.

E.Gifts and Gratuities

Supervised Persons should not accept gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or entity. Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision- making or making a Client feel beholden to the Adviser or the Supervised Person.

Supervised Persons should be aware that some Clients (e.g., individuals who are government officials or representatives) are subject to specific policies on the acceptance or offering of gifts, entertainment, and business amenities.

F.Political Activities and Contributions; Use of Corporate Funds

Supervised Persons are prohibited from considering the Adviser’s current or anticipated business relationships as a factor in soliciting political or charitable donations. Additionally, Supervised Persons are prohibited from making charitable contributions on behalf of a Client, prospective Client or any person or entity doing business with the Adviser. United States law prohibits corporate contributions to campaign elections for federal office (e.g., U.S. Senate and House of Representatives). This means that the Adviser cannot use corporate funds, either directly or indirectly, to help finance any federal political candidate or office holder, nor give paid leave time to employees for political campaign activity.

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No funds, corporate or otherwise, may be used for kickbacks, bribes or any other unlawful purpose.

G.Confidentiality

1.Firm Duties: As a fiduciary, the Adviser is required to maintain the confidentiality and security of all Client information. Client information includes any personally identifiable information about or related to prospective, current, or former Clients. Client information must be protected during all phases of the relationship. To ensure compliance with laws and regulations regarding confidential treatment of Client and business information, the Adviser has adopted various policies and procedures that must be strictly followed, including privacy procedures, procedures pertaining to handling, treatment and retention of confidential records, and procedures pertaining to the sharing of confidential information with third parties.

2.Supervised Person Duties: Each Supervised Person is expressly prohibited from disclosing confidential information in violation of the Adviser’s confidentiality procedures. It is the responsibility of each Supervised Person to understand and strictly follow the Confidentiality Procedures and Privacy Policy.

3.Marketing and Promotional Activities: All oral or written statements made by Supervised Persons about the Adviser, its affiliates or any Clients, which are made to third parties are subject to the policies and procedures of the Adviser and The Northwestern Mutual Life Insurance Company concerning the sharing of information, including Confidentiality Procedures and Insider Trading Policies. In addition, such statements must comply with policies and procedures of the Adviser pertaining to correspondence, advertising, media communications, and sales literature or other promotional material.

H.Disclosure by Supervised Persons

There are provisions of law applicable to the Adviser and its Supervised Persons that may affect the ability of Supervised Persons to continue in their capacity with the Adviser if they have been convicted of certain felonies or misdemeanors or have been the subject of certain other
“disabling conduct.” The Adviser is obliged periodically to verify compliance with applicable laws, regulations, policies, and procedures by its Supervised Persons. Accordingly, Supervised Persons are required to provide timely, accurate, and complete personal information to their respective Adviser by completing periodic questionnaires and satisfying certain other affirmative disclosure requirements.

V.ADMINISTRATION, RECORDKEEPING AND ENFORCEMENT

A.Compliance Program and Supervisory Procedures

The Chief Compliance Officer is responsible for developing a compliance program designed to ensure that Supervised Persons, who are subject to the Code, are furnished a copy of the Code and have read and understand their responsibilities under the Code. In addition, the Chief

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Compliance Officer is responsible for developing and maintaining written compliance supervisory procedures that are reasonably designed to prevent, detect, and correct violations of the Code. The Chief Compliance Officer is also responsible for ensuring that the compliance program and procedures are updated as may be required or necessary.

All Supervised Persons subject to the Code are required to comply with the Adviser’s compliance program.

B.Approval and Annual Review of Code

Adoption of the Code by the Adviser shall be in accordance with its bylaws and other governing instruments. The Chief Compliance Officer shall review, at least annually, the adequacy of the Code and the effectiveness of its implementation.

C.Interpretations and Waivers

The Chief Compliance Officer, to the extent he or she is vested individually or jointly with the necessary discretion and authority, may interpret issues and waive or except compliance with provisions of the Code if he or she finds that such interpretation, waiver or exception (i) is necessary to alleviate undue hardship, in view of unforeseen circumstance, or is otherwise appropriate under the facts and circumstances; (ii) is not inconsistent with the purposes and objectives of the Code; (iii) will not adversely affect the interests of any Clients; and (iv) will not result in a transaction or conduct that would violate applicable law, regulations or fiduciary principles. Any waiver, exception, or interpretation shall be in writing stating the basis therefore, and shall be maintained with the books and records of the Adviser.

D.Reporting Code Violations
All Supervised Persons subject to the Code are required to report promptly to the Chief Compliance Officer violations of the Code. All reports shall be treated confidentially (to the extent permitted by applicable law), and investigated promptly and appropriately. Any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

E.Code Violations

Compliance with the Code is a condition of employment or association for each Supervised Person. Any violation therein may result in disciplinary action including, but not limited to, warnings, fines, disgorgements, suspensions, demotions, and termination of employment or other association with the Adviser. In addition to these sanctions, violations may result in referral to civil or criminal authorities.

F.Recordkeeping

1.Records: The Chief Compliance Officer shall ensure the following records pertaining to the Code are maintained:

•A copy of the Code and any amendments thereto;

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•A record of any violation of the Code, and of any action taken as a result of the violation;
•A record of all written acknowledgments of receipt of the Code and amendments thereto from each individual who is currently, or within the past six years, was subject to the Code;
•Holdings and transactions reports made hereunder, including any brokerage confirmation and account statements made in lieu of quarterly transaction reports;
•A list of the names of individuals who are currently, or within the past six years, were Access Persons;
•A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited offerings and Initial Public Offerings (IPOs) (if not prohibited) for at least six years; and
•A record of any decision that grants an individual subject to the Code a waiver from or exception to any of its provisions.

2.Retention Period: Copies of the Code (and any amendments thereto) must be kept for at least six years after the last date it was in effect. Copies of receipt acknowledgments of the Code must be kept for at least six years after the date the signers cease being subject to the Code. Lists of Access Persons must be kept for at least six years, even if some of the individuals listed are no longer classified as such. Each other record shall be maintained for a period of not less than six years. All records shall be preserved in an easily accessible place and for the first two years shall be kept in an appropriate location designated by the Chief Compliance Officer.

G.Confidentiality

All procedures, reports and records monitored, prepared or maintained pursuant to the Code shall be considered confidential and proprietary, and shall be maintained and protected accordingly.

H.Filing Forms and Reports

Except as required by law, any form or report required by an Adviser to be signed and in writing may be submitted by email or other electronic form approved by the Chief Compliance Officer.

I.Use

The Code is intended for use by the Adviser and its Supervised Persons and neither the Code or any forms, reports or other records created hereunder (i) constitute an admission, by or on behalf of any individual or the Adviser, as to any fact, circumstance or legal conclusion; (ii) evidence, describe or define any relationship of control between or among any persons; (iii) form the basis for describing or defining any conduct by an individual or the Adviser that should result in such person being liable to any other person, except insofar as conduct in violation of the Code is sufficient cause for any sanction hereunder up to and including termination of employment or any other association with the Adviser.

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VI.ADDITIONAL REPORTING REQUIREMENTS FOR ACCESS PERSONS

Investment advisers and their personnel face inherent conflicts of interest when they trade in securities for their own accounts. They have access to information about their Clients’ securities transactions, which they can exploit for their own benefit. Accordingly, the Adviser has developed procedures around personal trading practices and procedures of its personnel, requiring the reporting of personal securities holdings and transactions, and requiring in some cases, pre-approval of certain investments.

This section of the Code applies to personal securities transactions of Access Persons of the Adviser. Such individuals are responsible for reading, understanding and observing the Code, keeping in mind that each Access Person must adhere to his/ her fiduciary obligations, must comply with applicable law, and must place the interests of clients first even in a circumstance that is not covered by a specific provision of the Code.

A.Initial Public Offerings; Limited Offerings

Access Persons are required to disclose and obtain approval in the Compliance Portal prior to becoming a Beneficial Owner in any securities transactions involving the purchase of limited offerings, including private placements not offered and distributed by NMIS and/or NMWMC. Generally speaking, Access Persons are prohibited from becoming a Beneficial Owner of an IPO.

B.Excessive Trading of Mutual Fund Shares

Access Persons must abide by trading restrictions imposed by a mutual fund in its prospectus. Additionally, Access Persons are required to hold shares of a reportable fund (which excludes money market funds) that are purchased, other than shares purchased under an Automatic Investment Plan, for a minimum of fifteen (15) calendar days, including the date of purchase and the date of sale. Reportable funds may be sold beginning the sixteenth day after purchase. This policy applies to all non-systematic transactions, such as periodic re-balancing.

The following provisions C through E do not apply to personal securities transactions by Access Persons that are executed pursuant to an Automatic Investment Plan. Additionally, personal securities transactions of Access Persons are not implicated under these provisions if the Client transaction in question is effected in response to programmed trading designed, for example, to align the Client’s investment portfolio within a chosen asset allocation.

C.Front-Running

The term “front-running” means knowingly trading before a contemplated transaction by a Client in an attempt to obtain a more favorable price and execution, whether or not the Access Person’s trade and the Client’s trade take place in the same market. An Access Person is prohibited from purchasing (or selling) a security if he or she intends, or knows of another’s intention, to purchase (or sell) that security or a related security on behalf of a Client.

D.Scalping

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An Access Person is prohibited from purchasing (or selling short) a security (or its economic equivalent) with the intention of recommending, or communicating a recommendation that the security be purchased (or sold) for a Client. This activity, referred to as “scalping,” is prohibited whether or not an Access Person realizes a profit from the transaction.

E.Blackout Periods

Access Persons are prohibited from buying or selling reportable securities for personal or beneficial ownership within one (1) business day before and one business day after a Client buying or selling the same security or a related security, provided the Access Person knows or should have known about the Client’s transaction. The total duration of the blackout period consists of three business days and includes the day before, the day of and the day after the client’s trade. For purposes of the blackout period, transactions of 250 shares or less (including all transactions in the same security during the preceding 30 days), or in the ETF, ETN, or common stock of a company with a market capitalization of $2.5 billion or more at the time of the transaction are exempt.

F.Restricted Lists

An Access Person may be subject to a restricted list, which identifies securities that cannot be purchased or sold for Clients and/or by Access Persons due to knowledge of material, non-public information about the subject companies.

Designated home office employees of NMWMC may be subject to the Signature Portfolios and Private Client Services restricted list, which identifies securities that cannot be purchased or sold due to knowledge of material, non-public information regarding new Signature Portfolios and PCS positions or model shifts. Employees are prohibited from buying or selling Signature Portfolios and PCS restricted securities for personal or beneficial ownership during Signature Portfolios and PCS trade events. Designated employees subject to this policy will be notified and provided additional details.

G.Watch List

An Access Person may be subject to a watch list, which identifies certain securities that may require additional heightened monitoring due to potential conflicts of interest.

H.Reporting Requirements

1.Acknowledgment of Receipt Form; Annual Certification: All supervised Persons are required to sign and acknowledge their receipt and understanding of the Code and any amendments hereto. Annually, he or she is required to certify that he or she has complied with the Code during the preceding year.

2.Holdings Reports: Each Access Person is required to submit a report of all Reportable Securities in which he or she directly or indirectly holds Beneficial Ownership (i) no later

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than 10 days after becoming an Access Person and (ii) annually thereafter. Holdings information must be current as of a date no more than 45 days prior to the date the individual becomes an Access Person for the initial report, and no more than 45 days prior to the date each subsequent annual report is submitted.

All Reportable Securities in which an Access Person maintains direct or Beneficial Ownership must be reported within their holdings and transactions reports. Refer to page three of this Code for a complete definition of Beneficial Ownership.

3.Transaction Reports: Each Access Person is required to review their quarterly Reportable Securities transactions, other than transactions effected under an Automatic Investment Plan and transactions in an account over which he or she has no direct or indirect influence or control, according to the prescribed timeframes. Any discrepancies identified within the report must be reported to the Compliance Assurance division within the Enterprise Compliance department. Certain home office dual employees of Mason Street Advisors and NMWMC are not subject to NMWMC Access Person quarterly transaction reporting requirements as they already certify their transactions quarterly under the MSA personal trading policy requirements. NMWMC has access to and relies on MSA Certification data to oversee dual employee trading activities and monitor for concerns.

VII.CODE OF ETHICS CERTIFICATION FORM

The provisions contained in this Code of Ethics (Code), together with other policies, procedures, and guidelines, establish the Adviser’s standards for business conduct.

All Supervised Persons are required to certify that they have read, understand, and agree to abide by the terms and conditions set forth in the Code. Certification of the Code is required both upon initial entry into the Adviser and thereafter on an annual basis. Supervised Persons acknowledge they have complied with the terms of the Code during the preceding 12-month period.

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